Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of FPB Bancorp, Inc. (the “Company”), dated January 7, 2009, of our report appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and of our reports appearing in the Company’s Quarterly Reports on Form 10-Q and Form 10-QSB for the quarters ended March 31, June 30, and September 30, 2008. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ HACKER, JOHNSON & SMITH PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida
January 7, 2009